Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Under Armour, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Type	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class C common stock, par value $0.0003 1/3 per share	Other	17,000,000	$6.62	$112,540,000	0.00011020	$12,401.91

Total Offering Amounts					$112,540,000		$12,401.91

Total Fee Offsets

Net Fee Due							$12,401.91

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement also covers such indeterminate number of additional securities as may become issuable under the plan as the result of any future stock splits, stock dividends or similar adjustment of the Company’s common stock.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h) on the basis of the average of the high and low sale prices of Class C common stock of Under Armour, Inc. as quoted on the New York Stock Exchange on September 18, 2023.